                                                                    EXHIBIT 5.1


                                January 25, 2001



Board of Directors
Humphrey Hospitality Trust, Inc.
7170 Riverwood Drive
Columbia, Maryland 21046

Gentlemen:

We have acted as counsel for Humphrey Hospitality Trust, Inc., a Virginia corporation (the "Company"), in connection with the Registration Statement on Form S-3 (the "Registration Statement"), filed under the Securities Act of 1933, as amended, with respect to the registration of 886,816 shares of the Company's Common Stock, $0.01 par value (the "Shares"), which may be issued by the Company and may be offered from time to time by certain Selling Shareholders as described in the Registration Statement.

In connection therewith, we have relied upon, among other things, our examination of such documents and records of the Company and certificates of its officers and public officials, as we have deemed necessary for purposes of the opinion expressed below.

Based upon the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that the issuance of the Shares has been duly authorized and, upon issuance of the Shares and receipt of the consideration therefor, as described in the Registration Statement, the Shares will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the heading "Legal Matters" therein.

Very truly yours,



/s/ Hunton & Williams